Exhibit 99.1

                   , 2004

FIRST HEALTH GROUP CORP.
Downers Grove, Illinois

     As you have been advised, First Health Group Corp. (“First Health”) is contemplating entering into a merger agreement with a subsidiary of Coventry Health Care, Inc. (“Coventry”), pursuant to which First Health would merge with such subsidiary and become a subsidiary of Coventry and each holder of common stock of First Health will receive shares of Coventry common stock and cash, as has been orally described to you when we provided you this letter (such consideration or any other price paid by Coventry in the merger being the “Deal Consideration”). In connection with such merger, Coventry and First Health intend to offer to holders of First Health stock options the election to have their options accelerated and cashed out, instead of being rolled over into options of Coventry pursuant to the merger agreement without additional vesting. The following briefly describes each of these treatments:

Cash-out of Options

     If you elect to cash-out all of your options, your options would become fully vested at the time of the merger and you would receive in cash, upon consummation of the merger (and only then), as to each option the greater of (1) the difference between the value of the Deal Consideration (cash and the average market value of Coventry Stock on the date of the signing) and the exercise price of the option, or (2) $1.25, in each case less applicable withholding for taxes.

Rollover of Options

     If you do not elect to cash-out your options, they will, pursuant to the merger agreement, be assumed by Coventry and converted in the merger into options to purchase Coventry stock. The vesting of your options would not accelerate. The conversion would be on the basis of the Deal Consideration and would protect any value or spread you have with respect to your current options:

For example: Robin holds 50 options to purchase First Health stock at $10 per share and 100 options to purchase First Health stock at $40 per share. Assuming that the Deal Consideration has a value of $18 per share of First Health stock and that Coventry shares have a value of $36 per share, or one share of Coventry stock for every two shares of First Health, Robin’s options would convert as follows:

50 First Health options would convert into options to purchase 25 Coventry shares at an exercise price equal to $20. Robin had $400 worth of value on her First Health options (50 x ($18 - $10) = $400). Upon conversion, Robin will still maintain $400 worth of value in the Coventry options (25 x ($36 - 20) = 400).

100 First Health options would convert into options to purchase 50 Coventry shares at an exercise price equal to $80 per share. Robin was out of the money by $22 per share or $2,200 total dollars ($40 - $18 = 22). Upon conversion Robin remains $2,200 out of the money ($80 - 36 = $44 x 50 = $2,200).

     First Health will be soliciting the consent of its option holders to the cash out of options in connection with the merger and will be forwarding an Offer to Purchase describing in more detail the terms of that offer. At this time, however, we are asking that you agree to cash out your shares in that offer. By signing and returning a copy of this letter you irrevocably agree to tender all of your options to purchase shares of First Health common stock pursuant to the Offer to Purchase. As such your options will be cashed-out as described above and pursuant to the Offer to Purchase, if such offer is effected and the merger with Coventry is consummated, you will have only the right to receive cash in exchange for the cancellation of your options.

     If you have any questions regarding the above, please contact Susan Smith at (630) 737-7545.

Regards,

Edward L. Wristen
President and Chief Executive Officer
First Health Group Corp.

Agreed to with the intent
to be legally bound:

Signature

Name:

Date: